Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectuses of Hanwha Q CELLS Co., Ltd. (formerly known as Hanwha SolarOne Co., Ltd.), and to the incorporation by reference therein of our reports dated April 17, 2015, with respect to the consolidated financial statements of Hanwha Q CELLS Co., Ltd. and the effectiveness of internal control over financial reporting of Hanwha Q CELLS Co., Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

April 29, 2015